Exhibit 99.1

625 Liberty Avenue
Suite 1700
Pittsburgh, PA 15222	Contact:	Patrick Kane

(412) 553-7833

EQT Announces Strategic Marcellus Acreage Acquisition;

Increases EUR per Marcellus Well;

Provides Update on Latest Marcellus Well

PITTSBURGH, March 2, 2010/ PRNewswire-FirstCall/ --EQT Corporation (NYSE: EQT) today announced that it will acquire approximately 58,000 net acres in the Marcellus Shale from a group of private operators and landowners.  The acreage is located primarily in Cameron, Clearfield, Elk and Jefferson counties in Pennsylvania.  The purchase includes a 200 mile gathering system, with associated rights of way, and approximately 100 producing vertical wells.

At closing, EQT will pay approximately $280 million, 90% with EQT stock and 10% with cash.  Following the closing of the acquisition, EQT will hold more than 500,000 net acres in the high-pressure Marcellus shale fairway. The company expects the transaction to close by April 30, subject to customary closing conditions.

“We are pleased to add to our substantial, firmly held acreage position in the heart of the Marcellus fairway.  We have extensive midstream assets and firm contracts to gather and transport natural gas to the lucrative eastern markets,” commented Murry Gerber, chairman and chief executive officer. “We are receiving a 93% net revenue interest on the acquired acreage, which is significantly higher than the 80% net revenue interest that has been typical of recent transactions.  Approximately 88% of the acquired acreage will be held in fee or by production from existing vertical wells and the remainder of the acreage will be subject to leases with a weighted average 10-year term.”

Marcellus Well Update

“The Marcellus well results continue to exceed our expectations, therefore we are increasing our average estimated ultimate recovery (EUR) per well from between 3.5 and 4 Bcfe, to between 4 and 4.5 Bcfe across our 500,000 acres.  We will continue to update our EUR estimates as we obtain additional well result data.  At an average cost of $3.0 million per well, EQT’s development cost is estimated to be less than $0.75 per Mcf, which is among the lowest in the industry,” Gerber said.

The 30-day average initial production rate for the company’s seven wells completed in 2010, averaged 7.0 MMcfe per day; ranging between 2.7 MMcfe and 15.8 MMcfe per day.  This average includes results from the company’s most recent well, well 170 in Greene County, Pennsylvania, which has a 30-day average initial production rate of 15.8 MMcfe per day.  This well is located on the same pad as the previously announced Greene County, Pennsylvania well (well 167) which had a 30-day average initial production rate of 14.3 MMcfe per day.

Cautionary Statements

Disclosures in this press release contain forward-looking statements.  Statements that do not relate strictly to historical or current facts are forward-looking.  Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and growth, including guidance regarding the expected form and amount of consideration to be paid for the assets to be acquired, the estimated number of acres and potential drilling locations to be held in the high-pressure Marcellus fairway following the acquisition and timing of the closing of the pending acquisition, infrastructure programs, projected development costs, and estimated ultimate recoveries.  These statements involve risks and uncertainties that could cause actual results to differ materially from projected results.  Accordingly, investors should not place undue reliance on forward-looking statements on current expectations and assumptions about the future events.  While the company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the company’s control.  The risks and uncertainties that may affect the operations, performance and results of the company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the company’s Form 10-K filed for the year ended December 31, 2009, as updated by any subsequent Form 10-Qs.

Any forward-looking statement speaks only as of the date on which such statement is made and the company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, processing, transmission and distribution.  Additional information about the company can be obtained through the company’s web site, http://www.eqt.com; Investor information is available on that site at http://ir.eqt.com.  EQT Corporation uses its web site as a channel of distribution of important information about the company, and routinely posts financial and other important information regarding the company and its financial condition and operations on the Investors web pages.